                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


    Filed by the Registrant [X]
    Filed by a Party other than the Registrant [ ]

    Check the appropriate box:
    [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                              Commission Only
                                              (as permitted by Rule 14A-6(e)(2))
    [X] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                            OAKWOOD HOMES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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    [ ] Fee paid previously with preliminary materials.

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previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

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







                            OAKWOOD HOMES CORPORATION
                                 P. O. BOX 27081
                      GREENSBORO, NORTH CAROLINA 27425-7081


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 30, 2002


         Notice is hereby given that the Annual Meeting of Shareholders of Oakwood Homes Corporation, a North Carolina corporation (the "Company"), will be held at the Joseph S. Koury Convention Center, 3121 High Point Road, Greensboro, North Carolina on Wednesday, January 30, 2002 at 2:00 p.m., local time, for the purpose of considering and acting upon the following:

         1.       Election of one member to the Board of Directors.

         2. Ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending September 30, 2002.

         3. Any and all other matters that may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on December 7, 2001 as the record date for determining the shareholders entitled to notice of and to vote at the meeting or any adjournment thereof, and only holders of Common Stock of the Company of record at such date will be entitled to notice of or to vote at the meeting.

         You are urged to attend the annual meeting in person but, if you are unable to do so, the Board of Directors will appreciate the prompt return of the enclosed proxy, dated and signed. The proxy may be revoked at any time before it is exercised and will not be exercised if you attend the meeting and vote in person.

         By order of the Board of Directors.


                                     /s/ Myles E. Standish

                                     Myles E. Standish
                                     President and Chief Executive Officer


Greensboro, North Carolina
December 31, 2001

                            OAKWOOD HOMES CORPORATION
                                 P. O. BOX 27081
                      GREENSBORO, NORTH CAROLINA 27425-7081

                             ----------------------

                                 PROXY STATEMENT

                             ----------------------


GENERAL

         This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders of Oakwood Homes Corporation, a North Carolina corporation (the "Company"), to be held at the Joseph S. Koury Convention Center, 3121 High Point Road, Greensboro, North Carolina on Wednesday, January 30, 2002 at 2:00 p.m., local time, and at any adjournment thereof. This Proxy Statement and the accompanying proxy are first being sent to shareholders of the Company on or about January 2, 2002.

         Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy and will reimburse such persons for their reasonable expenses in so doing. The total cost of soliciting proxies will be borne by the Company.

         Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time before the authority thereby granted is exercised by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or if the person executing the proxy attends the meeting and elects to vote in person. If a choice is specified in the proxy, shares represented thereby will be voted in accordance with such choice. If no choice is specified, the proxy will be voted FOR the action proposed.

         The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Shareholders and routine matters incidental to the conduct of the meeting. However, if any other matter should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy or their substitutes to vote the proxy in accordance with their best judgment on such matters.

         Each shareholder present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of Common Stock held of record at the close of business on December 7, 2001, which is the record date for determining the shareholders entitled to notice of and to vote at such meeting or any adjournment thereof. A total of 9,528,343 shares of Common Stock of the Company were outstanding on December 7, 2001. All share amounts contained in this proxy statement are adjusted to give effect to the Company's one-for-five reverse stock split effective June 18, 2001.

PRINCIPAL HOLDERS OF COMMON STOCK AND HOLDINGS OF MANAGEMENT

         At December 7, 2001, the only persons known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company were as follows:

                                                Number of Shares
                                                  and Nature of                    Percentage of
     Name and Address                               Beneficial                         Shares
     of Beneficial Owner                            Ownership                       Outstanding
     -------------------                        ----------------                    -----------
Dimensional Fund Advisors Inc.                      855,580(1)                          9.0%
1299 Ocean Avenue
11th Floor
Santa Monica, CA  90401

FMR Corp.                                           985,680(2)                         10.3%
82 Devonshire Street
Boston, MA 02109

Credit Suisse First Boston                        1,906,888(3)                         16.7%(3)
Uetlibergstrasse 231
P.O. Box 900
CH-8070 Zurich, Switzerland

-------------------------

(1) Such information is derived from a Schedule 13G dated February 2, 2001 filed by Dimensional Fund Advisors Inc. ("Dimensional"), which has sole voting and dispositive power with respect to such shares. Such shares are owned by certain investment companies, commingled group trusts and accounts with respect to which Dimensional acts as an investment advisor or manager. Dimensional disclaims beneficial ownership of all such shares.

(2) Such information is derived from a Schedule 13G dated September 10, 2001 filed by FMR Corp. jointly on behalf of FMR Corp., Edward C. Johnson III and Abigail P. Johnson. Mr. Johnson and FMR Corp. each have sole dispositive power with respect to such shares. Ms. Johnson is a director of FMR Corp.

(3) Represents shares subject to a warrant held by Credit Suisse First Boston International ("CSFBi") that is presently exercisable. According to a Schedule 13G filed by Credit Suisse First Boston ("CSFB") on March 8, 2001, CSFB holds 56% of the ordinary voting shares of CSFBi. CSFB disclaims beneficial ownership of all such Common Stock of the Company. Such percentage is based on the number of shares outstanding plus shares issuable upon exercise of the warrant.

         The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of December 7, 2001 by Douglas R. Muir, Executive Vice President, Secretary and Treasurer of the Company, Suzanne
H. Wood, Executive Vice President and Chief Financial Officer of the Company, Roger W. Schipke, Duane D. Daggett and by all directors and executive officers of the Company as a group. Mr. Muir and Ms. Wood are the persons named in the Summary Compensation Table on page 12 who are not also directors or nominees as directors. Messrs. Schipke and Daggett are currently serving as directors of the Company, although they are not seeking re-election to the Board following the annual meeting. Information as to the beneficial ownership of each other director individually (including those persons named in the Summary Compensation Table who are also directors) is included in the information on such director under the heading "Election of Directors."

                                                 Number of Shares
                                                  and Nature of                    Percentage of
        Name of                                     Beneficial                         Shares
    Beneficial Owner                               Ownership(1)                    Outstanding(1)
    ----------------                             ----------------                 ---------------
Duane D. Daggett                                     48,200                             (2)
Douglas R. Muir                                      29,382 (3)                         (2)
Roger W. Schipke                                      3,685 (4)                         (2)
Suzanne H. Wood                                       7,333 (5)                         (2)
Directors and executive officers as a               366,535 (6)                        3.8%
group (12 persons)

-------------------------

(1) Such numbers and percentages are based on the number of shares outstanding plus shares subject to options that are presently exercisable. Each such person has sole voting and dispositive power with respect to all shares beneficially owned.

(2)      Less than 1%.

(3) Includes 28,932 shares subject to options that are presently exercisable and 354 shares held through the Company's 401(k) plan.

(4) Consists of 3,685 shares subject to options that are presently exercisable.

(5) Consists of 7,333 shares subject to options that are presently exercisable.

(6) Includes an aggregate of 176,723 shares subject to options that are presently exercisable and 690 shares held through the Company's 401(k) plan.

ELECTION OF DIRECTORS

         The Board of Directors currently has ten members and one vacancy. Three of the directors' terms expire in 2002. The Board proposes to fill one of these positions at the meeting with a nominee to serve, subject to the provisions of the Bylaws, until the Annual Meeting of Shareholders in 2005 and until his successor is duly elected and qualified. This will leave a total of three vacancies on the Board of Directors, all of which are in the class of directors with a current term expiring in 2002. The Board of Directors intends to leave these vacancies open until it has identified appropriate individuals who are willing to serve as directors. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting at which a majority of the votes entitled to be cast is present. Provided a majority is present, abstentions and shares not voted are not taken into account in determining a plurality. It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors for the nominee listed below for a term expiring as set forth herein, unless authority to vote for the nominee is withheld by a shareholder. If for any reason the nominee shall not become a candidate for election as a director at the meeting, an event not now anticipated, the proxies will be voted for any nominee or substitute designated by the Board of Directors. The proxies solicited hereby will in no event be voted for more than one person.

         Sabin C. Steeter is a nominee for election to serve until 2005. Mr. Streeter was elected to his present term at the Annual Meeting of Shareholders held on February 11, 1999. Roger W.

Schipke, who has served as a director of the Company since 1996, and Duane D. Daggett, who has served as a director of the Company since 2000, will not be seeking re-election as directors.

         The following sets forth certain information regarding the nominee for election:

                                                                               Number of           Percentage
                                                                                Shares                 of
   Name and                                                                  Beneficially            Shares
Director Since                   Information About Director                     Owned(1)         Outstanding(1)
--------------                   --------------------------                  -------------       --------------
Sabin C. Streeter                Private Investor and                           8,085(2)               (3)
     1993                        Executive-in-Residence at Columbia
                                 University Graduate School of Business
                                 since 1997; Managing Director,
                                 Donaldson Lufkin & Jenrette Securities
                                 Corporation (investment banking firm)
                                 from 1976 to 1997.  Director of
                                 Middleby Corporation.  He is 60 years
                                 old.

         The following members of the Board of Directors were elected to their present terms, which expire in 2004, at the Annual Meeting of Shareholders held January 31, 2001:

                                                                              Number of          Percentage
                                                                                Shares               of
   Name and                                                                 Beneficially           Shares
Director Since                   Information About Director                    Owned(1)        Outstanding(1)
--------------                   --------------------------                 -------------      --------------
Clarence W. Walker               Partner, Kennedy Covington Lobdell &         16,522(4)             (3)
     1971                        Hickman, L.L.P., Attorneys at Law,
                                 Charlotte, NC since 1961.  He is 70
                                 years old.

Dennis I. Meyer                  Chairman of the Company since September      72,723(5)             (3)
     1983                        2000.  Partner, Baker & McKenzie,
                                 Attorneys at Law, Washington, DC since
                                 1965.  Director of United Financial
                                 Banking Companies, Inc.  He is 66 years
                                 old.

Robert A. Smith                  Executive Vice President - Financial             30,196(6)             (3)
     2000                        Operations of the Company since
                                 September 2000; Executive Vice President and
                                 Chief Financial Officer of the Company from
                                 October 1998 to September 2000; Executive Vice
                                 President, Finance and Chief Operating Officer
                                 of Oakwood Acceptance Corporation (the
                                 Company's finance subsidiary) from September
                                 1997 to October 1998; Senior Vice President of
                                 the Company from February 1997 to September
                                 1997. Partner, Price Waterhouse LLP from 1984
                                 to 1997. He is 56 years old.

         The following members of the Board of Directors were elected to their present terms, which expire in 2003, at the Special Meeting of Shareholders held February 9, 2000, with the exception of Mr. Standish, who was elected to his present term at the Annual Meeting of Shareholders held January 31, 2001:

                                                                                        Number of          Percentage
                                                                                          Shares               of
   Name and                                                                            Beneficially           Shares
Director Since                   Information About Director                              Owned(1)         Outstanding(1)
--------------                   --------------------------                             ------------      --------------
Kermit G. Phillips, II           Retired; President of Phillips                          10,685(7)              (3)
     1979                        Management Group, Inc. (real estate
                                 development and management company)
                                 from 1974 to 2001.  He is 67 years
                                 old.

H. Michael Weaver                Private Investor; Chairman of the                       65,169(8)              (3)
     1991                        Board of Weaver Investment Company
                                 (real estate investment firm) since
                                 1968. He is 64 years old.

Francis T. Vincent, Jr.          Private Investor; Commissioner of                        7,085(9)              (3)
     1999                        Major League Baseball, 1989-1992.
                                 Director of  AOL - Time-Warner Inc.
                                 and Westfield America Inc.  He is 63
                                 years old.

Myles E. Standish                President and Chief Executive Officer                   38,800(10)                (3)
    2000                         of the Company since July 2001;
                                 General Counsel of the Company since 1995;
                                 Executive Vice President - Operations of the
                                 Company from September 2000 to July 2001; Chief
                                 Administrative Officer of the Company from
                                 November 1998 until September 2000; Senior Vice
                                 President of the Company from 1995 to November
                                 1998. Partner, Kennedy Covington Lobdell &
                                 Hickman, L.L.P. from 1987 to 1995. He is 47
                                 years old.

---------------------

(1) Such numbers and percentages are based on the number of shares outstanding plus shares subject to options that are presently exercisable. Unless otherwise indicated, each director has sole voting and dispositive power with respect to all shares beneficially owned. Common Stock ownership information is as of December 7, 2001.

(2) Includes 200 shares held by Mr. Streeter's wife and 6,685 shares subject to options that are presently exercisable.

(3)      Less than 1%.

(4) Includes 442 shares held by Mr. Walker's wife and 9,685 shares subject to options that are presently exercisable.

(5) Consists of 63,038 shares held by Mr. Meyer's wife and 9,685 shares subject to options that are presently exercisable.

(6) Includes 201 shares held by Mr. Smith's individual retirement account, 119 shares held through the Company's 401(k) plan and 26,999 shares subject to options that are presently exercisable.

(7) Consists of 1,000 shares held by the Kermit G. Phillips II Revocable Trust, of which Mr. Phillips is the sole trustee and sole beneficiary, and 9,685 shares subject to options that are presently exercisable.

(8) Includes 40,024 shares held by HMW Investments, L.P., a limited partnership of which Mr. Weaver is the limited partner and Weaver Investment Company, of which Mr. Weaver is the controlling shareholder, is the general partner, 1,000 shares held by Mr. Weaver's wife, 10,500 shares held by the Edith H. Weaver Marital Deduction Trust, of which Mr. Weaver is the trustee, and 9,685 shares subject to options that are presently exercisable.

(9) Includes 6,685 shares subject to options that are presently exercisable.

(10) Includes 217 shares held through the Company's 401(k) plan and 32,998 shares subject to options that are presently exercisable.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors met nine times during the fiscal year ended September 30, 2001 ("fiscal 2001"). During fiscal 2001, each director attended more than 75% of the aggregate of the number of meetings of the Board of Directors and all committees on which he served. The Board of Directors has Audit, Compensation, Executive and Management Committees. The Board of Directors does not have a Nominating Committee.

         The Audit Committee is composed of Messrs. Phillips, Streeter, Walker and Weaver. This Committee is responsible for recommending independent public accountants for the Company, as well as acting on behalf of the Board of Directors in the oversight of all material aspects of the Company's reporting, internal control and audit functions. The Audit Committee met six times during the past fiscal year.

         The Compensation Committee is currently composed of Messrs. Meyer, Schipke and Vincent. This Committee reviews and makes recommendations and determinations with respect to the compensation of the Company's officers. The Compensation Committee met two times during the past fiscal year.

         The Executive Committee is currently composed of Messrs. Daggett, Meyer, Phillips, Smith, Standish and Weaver. This Committee is authorized to exercise all the powers and authority of the Board of Directors that can be delegated to a committee under the North Carolina Business Corporation Act. The Executive Committee met ten times during the past fiscal year.

         The Management Committee is currently composed of Messrs. Smith and Standish. Mr. Daggett was a member of the Management Committee until his resignation on July 24, 2001. This Committee is authorized to enter into financing arrangements and to approve other routine matters that would otherwise require the approval of the Board of Directors. The Management Committee did not formally meet during the past fiscal year, although it met informally on various occasions throughout the year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 2001, Messrs. Meyer, Schipke and Vincent served on the Compensation Committee of the Board of Directors. None of such persons has ever been an officer or employee of the Company or any of its subsidiaries. During fiscal 2001, no executive officer of the Company served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on the Board of Directors or Compensation Committee of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         The law firm of Kennedy Covington Lobdell & Hickman, L.L.P., of which Clarence W. Walker is a partner, has served as counsel to the Company since 1971. It is expected that such firm will continue to serve as counsel to the Company during the current fiscal year.

COMPENSATION COMMITTEE REPORT

         Compensation Committee. The Compensation Committee of the Board of Directors (the "Committee") is a standing committee of the Board of Directors composed of outside directors qualified under Section 162(m) of the Internal Revenue Code. Mr. Schipke is currently the Chairman and Messrs. Meyer and Vincent are the other current members of the Committee.

         The Committee attempts to ensure that the Company's executive compensation programs are developed, implemented and administered in a way that supports the Company's objective of linking compensation to performance. During fiscal 2001, the Committee reviewed and set the base salaries for five of the Company's senior executives and provided for their annual incentive compensation. The Committee is also responsible for equity-based compensation for officers and key employees of the Company.

         Corporate Compensation Philosophy. The Committee believes that the Company's base compensation levels should be in line with those of comparable companies in order to enable the Company to attract and retain the highly qualified executives it needs and that incentives should be provided so that its executives can achieve total compensation in excess of that at comparable companies only if warranted by results. Long-term incentives are provided primarily through grants of stock options and restricted stock that link the interests of the Company's executive officers and shareholders.

         Deductibility of Compensation. The Committee attempts to see that cash compensation paid to executive officers is deductible for federal income tax purposes. Many of the stock options granted by the Committee are incentive stock options, and the Company receives no income tax deduction upon the exercise of these options. The Committee believes that the use of incentive stock options can be important because upon exercise the executive will not be in a position where he or she might need to sell the underlying stock to pay personal income taxes.

         Executive Compensation. The Company's executive compensation program is composed of three basic elements: (a) base salary; (b) annual incentive compensation; and (c) long-term incentive opportunities primarily in the form of stock options.

                  Base Salary. Base salaries for fiscal 2001 increased an average of 18% over fiscal 2000 for the Named Executive Officers (as defined on page 12, but excluding Messrs. Standish and Daggett, each of whom served as Chief Executive Officer for a portion of fiscal 2001). Changes in base salaries for these executive officers was primarily the result of additional responsibilities undertaken by these individuals as the Company reduced the number of persons at its executive management level during the year.

                  Annual Incentive Compensation. During fiscal 2001, the Committee established a target bonus for each of the Named Executive Officers. The amounts were determined by the Committee based upon each executive's level of responsibility and capacity to contribute to the achievement of the Company's goals. Payment of the target bonuses, if any, during fiscal 2001 was based on the performance objectives set by the Committee. Bonuses paid to the Named Executive Officers (other than Messrs. Standish and Daggett) increased 105% over fiscal 2000, primarily as a result of changes in the roles of the Named Executive Officers, as well as improvements in the Company's liquidity-one of the primary performance objectives set by the Committee.

                  Long Term Incentive Opportunities. The Committee provides its executive officers with long term incentives primarily in the form of stock options. During fiscal 2001, Messrs. Standish, Daggett, Smith and Muir and Ms. Wood were granted options to purchase 15,000, 24,000, 15,000, 8,000 and 8,000 shares of Common Stock, respectively. These options become exercisable in equal installments on each of June 20, 2001, December 20, 2001 and June 20, 2002.

         Chief Executive Officer Compensation. The compensation for Mr. Daggett, the Company's President and Chief Executive Officer through July 24, 2001, consisted of the same three basic elements as for the Company's other executive officers.

                  Base Salary. Mr. Daggett's base salary for fiscal 2001 was $400,000, which represented a decrease of 12.5% compared to the base salary of the Company's chief executive officer during fiscal 2000. The Committee believes Mr. Daggett's base salary was below the median base salary of chief executive officers of companies of comparable size.

                  Annual Incentive Compensation. In connection with Mr. Daggett's resignation, the Company and Mr. Daggett entered into the separation agreement discussed on page 14. In this agreement, the Company agreed that Mr. Daggett would receive $500,000 on January 2, 2002 as a special separation benefit and as a payment in lieu of his bonus for 2001.

                  Long Term Incentive Opportunities. In fiscal 2001, Mr. Daggett received a stock option grant of 24,000 shares, subject to the same exercisability restrictions discussed above for the other executive officers.

         Mr. Standish's base salary and bonus were not changed upon his election as Chief Executive Officer on July 24, 2001. During fiscal 2001, Mr. Standish received a stock option grant of 15,000 shares, subject to the same exercisability restrictions discussed above for the other executive officers.

                                          Roger W. Schipke, Chairman
                                          Dennis I. Meyer
                                          Francis T. Vincent, Jr.

AUDIT COMMITTEE REPORT

         The Audit Committee's role is to act on behalf of the Board of Directors in the oversight of all material aspects of the Company's reporting, internal control and audit functions. The Audit Committee's role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on the Company's processes and procedures for the management of business and financial risks. A full description of the Audit Committee's primary responsibilities, operating principles, and relationship with internal and external auditors is contained in the Audit Committee Charter, a copy of which was attached to the Company's proxy statement for its 2001 Annual Meeting of Shareholders.

         For fiscal 2001, the Audit Committee was composed of Messrs. Phillips, Streeter, Walker and Weaver, each of whom is "independent" under the New York Stock Exchange's listing standards. During fiscal 2001, the Audit Committee met six times.

         During fiscal 2001, the Audit Committee:

         - Reviewed and discussed the Company's audited fiscal 2001 financial statements with management and representatives of PricewaterhouseCoopers LLP, the Company's independent accountants;

         - Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90; and

         - Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, and has discussed with PricewaterhouseCoopers LLP its independence.

         In reliance on the review, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements for fiscal 2001 be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2001.

                                            Clarence W. Walker, Chairman
                                            Kermit G. Phillips, II
                                            Sabin C. Streeter
                                            H. Michael Weaver

SHAREHOLDER RETURN PERFORMANCE GRAPH

         Presented below is a graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Standard & Poors ("S&P") 500 Index and a peer group for the period commencing September 30, 1996 and ending September 30, 2001, covering the Company's last five fiscal years. The peer group consists of the following publicly traded companies, all of which are engaged in aspects of the manufactured housing industry: Cavalier Homes, Inc., Champion Enterprises, Inc., Clayton Homes, Inc., Fleetwood Enterprises, Inc., Liberty Homes, Inc. and Skyline Corporation.

         The graph assumes that $100 was invested in the Company's Common Stock, in the S&P 500 Index and in the peer group on September 30, 1996, and that all dividends were reinvested.


                                    [GRAPH]

                         1996          1997         1998          1999           2000          2001
                         ----          ----         ----          ----           ----          ----
Oakwood Homes           100.00        104.79        48.54         16.69          5.62          3.11
S&P 500                 100.00        140.61       153.68        196.43        223.55        163.76
Peer Group              100.00        101.00       100.00         59.00         52.00         62.00

EXECUTIVE COMPENSATION

         The table below sets forth certain compensation information for the three fiscal years ended September 30, 2001 concerning (i) both individuals serving as the Company's Chief Executive Officer during fiscal 2001 and (ii) the Company's three other executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------------------------------------------

                                                                                      LONG-TERM
                                                   ANNUAL COMPENSATION               COMPENSATION
                                            -----------------------------------------------------------------------

                                                                                        AWARDS
                                                                                      ----------
                                                                        OTHER         SECURITIES        ALL OTHER
                                                                       ANNUAL         UNDERLYING         COMPEN-
   NAME AND                       FISCAL     SALARY      BONUS       COMPENSATION       OPTIONS          SATION
PRINCIPAL POSITION                 YEAR        ($)        ($)             ($)              (#)            ($)(1)
-----------------------------------------------------------------------------------------------------------------

Myles E. Standish                  2001      323,269    225,000           (3)            15,000            7,200
 President and Chief Executive     2000      278,769     90,000           (3)            12,000            7,446
 Officer(2)                        1999      200,000          0           (3)            15,000            6,558

Duane D. Daggett                   2001      393,846          0           (3)            24,000(4)         3,077
 Former President and Chief        2000       55,385     30,000           (3)            12,000(4)             0
 Executive Officer(2)              1999           --         --           --                 --               --

Robert A. Smith                    2001      323,269    225,000           (3)            15,000            7,368
 Executive Vice President -        2000      278,769     90,000           (3)            12,000            5,661
 Financial Operations              1999      200,000     85,700           (3)            15,000            7,108

Douglas R. Muir,                   2001      273,654    125,000           (3)             8,000            8,569
 Executive Vice President,         2000      238,615     80,000           (3)             4,000            7,942
 Secretary and Treasurer           1999      148,077    150,000           (3)             7,000            6,630

Suzanne H. Wood                    2001      202,615     90,000           (3)             8,000                0
 Executive Vice President and      2000      162,539     45,000           (3)             3,000                0
 Chief Financial Officer           1999      110,577    100,000           (3)             2,000                0

(1) The components of the amounts shown in this column consist of (a) Company contributions under the Company's various retirement plans for Messrs. Standish, Daggett, Smith and Muir and Ms. Wood of $7,200, $3,077, $7,368, $8,569 and $0 for fiscal 2001, $7,446, $0, $5,661,
         $7,429 and $0 for fiscal 2000, and $6,558, $0, $7,108, $2,943 and $0 for fiscal 1999, respectively, and (b) interest accrued on a deferred compensation account for Mr. Muir of $513 and $3,687 for fiscal 2000 and fiscal 1999, respectively. Additionally, effective November 30, 2001, the Company and Mr. Daggett entered into the separation agreement that is described on page 14 relating to, among other things, Mr. Daggett's separation from the Company, as well as amounts payable to Mr. Daggett as a special separation benefit and in lieu of his bonus for fiscal 2001.

(2) Mr. Daggett served as President and Chief Executive Officer until his resignation from such positions on July 24, 2001. Mr. Standish was appointed to such offices on such date.

(3) Such Named Executive Officer did not receive perquisites or other personal benefits during the listed years in excess of the lesser of
         (a) $50,000 or (b) 10% of his or her annual salary and bonus.

(4) Such stock options were terminated in connection with Mr. Daggett's separation from the Company.

         The table below sets forth information relating to stock option grants during fiscal 2001 to each Named Executive Officer and the potential realizable value of each grant of options assuming annualized appreciation in the Common Stock at the rate of 5% and 10% over the term of the option.


                          OPTION GRANTS IN FISCAL 2001

                        Number of     % of Total                                  Potential Realizable Value
                         Shares         Options                                    At Assumed Annual Rates
                       Underlying     Granted to     Exercise or                        of Stock Price
                         Options     Employees in    Base Price     Expiration           Appreciation
        Name            Granted       Fiscal Year     ($/Share)        Date          for Option Term ($)
        ----            --------      -----------     --------         ----          -------------------
                         (#)(1)                                                         5%          10%
                         ------                                                         --          ---

 Myles E. Standish       15,000           14.9          $3.15        12/20/10        29,715         75,304

 Duane D. Daggett        24,000(2)        23.8          $3.15        12/20/10        47,544        120,487

 Robert A. Smith         15,000           14.9          $3.15        12/20/10        29,715         75,304

 Douglas R. Muir          8,000            7.9          $3.15        12/20/10        15,848         40,162

 Suzanne H. Wood          8,000            7.9          $3.15        12/20/10        15,848         40,162

-------------------------

(1) The stock options vest in three equal installments on each of June 20, 2001, December 20, 2001 and June 20, 2002.

(2) Such stock options were terminated in connection with Mr. Daggett's separation from the Company.

         The table below sets forth information related to the exercises of stock options during fiscal 2001 by each Named Executive Officer and the fiscal year-end number and value of unexercised stock options:


                         AGGREGATED OPTION EXERCISES IN
                      FISCAL 2001 AND FY-END OPTION VALUES

                                                             Number of
                                                             Securities               Value of
                                                             Underlying              Unexercised
                                                             Unexercised             In-the-Money
                                                               Options                Options
                                                              At FY-End               At FY-End
                            Shares                         --------------           -------------
                         Acquired on        Value            Exercisable/             Exercisable/
         Name            Exercise(#)     Realized($)      Unexercisable(#)          Unexercisable($)
         ----            -----------     -----------      ----------------          ----------------
Myles E. Standish            0                  0            22,998/27,000            5,000/10,000

Duane D. Daggett             0                  0            12,000/24,000            8,000/16,000(1)

Robert A. Smith              0                  0            16,999/28,999            5,000/10,000

Douglas R. Muir              0                  0            23,933/11,666             2,667/5,333

Suzanne H. Wood              0                  0              4,000/9,000             2,667/5,333

------------------------

(1) All such stock options were terminated in connection with Mr. Daggett's separation from the Company.

DIRECTOR COMPENSATION

       The directors of the Company who are not employees are paid an annual fee of $36,000 plus $1,000 for each Board meeting attended, $1,500 for each Committee meeting attended that is not held on the same day as a Board meeting and $500 for each Board meeting participated in by telephone conference call. Committee chairmen who are not also employees receive an additional $1,000 each quarter. Under the Company's 1998 Director Deferral Plan, non-employee directors may elect to defer payment of all or any portion of their annual retainer and meeting fees until they no longer serve on the Board of Directors of the Company. Directors participating in this plan are credited with phantom stock units as they defer fees. Upon resignation or retirement, a participating director will be entitled to receive a cash payment equal to the value of his phantom stock units on the date he ceases to be a director. Under the Company's 1997 Director Plan, each non-employee director was granted an option to purchase 1,200 shares of Common Stock on July 30, 2000 at the fair market value at such time, and each non-employee director will be granted an option to purchase 1,200 shares of Common Stock on July 30, 2002 at the fair market value at such time.

EMPLOYMENT ARRANGEMENTS

       The Company has entered into employment agreements with Messrs. Standish and Smith that provide for their continued employment with the Company for two years following a change in control occurring on or before December 31, 2003. If either such executive's employment is terminated within two years after such change of control for reason other than death, disability or cause or if either such executive resigns during such time for good reason, and the Compensation Committee does not revise the agreements in connection with a change of control approved by the independent directors, he will be entitled to a lump sum payment equal to two times his annual compensation. These agreements are intended to provide Messrs. Standish and Smith with a greater sense of security, assure their objectivity in analyzing any potential change in control and preserve continuity of management in the event of a change in control.

       In connection with Mr. Daggett's resignation as President and Chief Executive Officer of the Company on July 24, 2001, the Company and Mr. Daggett entered into a separation agreement. The separation agreement provided that Mr. Daggett would resign as an employee of, and from all other positions held with, the Company effective November 30, 2001, other than as a member of the Board of Directors and its Executive Committee. In the separation agreement, the Company and Mr. Daggett acknowledged that Mr. Daggett had been paid his then current salary through November 30, 2001 and agreed that Mr. Daggett would be paid a lump sum payment of $500,000 on January 2, 2002 as a special separation benefit and as a payment in lieu of his bonus for fiscal 2001. Additionally, the Company agreed to provide Mr. Daggett with health care coverage and continue to pay premiums on a $300,000 term life insurance policy until December 31, 2004. The Company and Mr. Daggett agreed that (a) his stock options to purchase 24,000 shares at an exercise price of $3.15 per share and 12,000 shares at an exercise price of $7.05 per share were cancelled and that the Company will make a cash payment to Mr. Daggett equal to the value, if any, that such stock options would have had on December 31, 2004 and (b) his stock appreciation right for 5,000 shares at $15.94 per share was cancelled and that the Company will make a cash payment to Mr. Daggett equal to the value, if any, that such stock appreciation right would have had on July 31, 2002. Any payments based on the value of such stock options or stock appreciation right will be accelerated in connection with certain change of control events with the value of the stock options and the stock appreciation right being determined on the basis of the value attributable to the common stock in any such transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and certain persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Directors, executive officers and such greater than 10% shareholders are required to furnish the Company with copies of all such reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 2001, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial shareholders were complied with on a timely basis, except as described below. During fiscal year 2001, Kermit G. Phillips reported 20 transactions in the Company's Common Stock on a Form 4 that was not filed on a timely basis.

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

       The Board of Directors has selected PricewaterhouseCoopers LLP as independent accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 2002. This selection is being presented to the shareholders for their ratification at the annual meeting. The firm of PricewaterhouseCoopers LLP (and its predecessors) has examined the financial statements of the Company since 1977. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         Audit Fees. PricewaterhouseCoopers LLP billed the Company $891,000 for professional services rendered related to the audit of the Company's annual financial statements for fiscal 2001 and reviews of the financial statements included in the Company's quarterly reports on Form 10-Q filed during fiscal 2001.

         Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers LLP rendered no professional services to the Company for the design and implementation of financial information systems during fiscal 2001.

         All Other Fees. PricewaterhouseCoopers LLP billed the Company $1,126,000 for all professional services rendered during fiscal 2001 other than audits, reviews and financial information systems design and implementation, which generally included services related to income taxes, transaction services and procedures performed for underwriters in connection with securitization transactions.

       The Audit Committee has considered whether the provision of services by PricewaterhouseCoopers LLP other than those rendered in connection with the audit of the Company's financial statements for fiscal 2001 and the review of the Company's quarterly financial statements for fiscal 2001 is compatible with maintaining PricewaterhouseCoopers LLP's independence.

       The Board of Directors recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as independent accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 2002, and proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise. If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

SHAREHOLDER PROPOSALS

       Any proposal that a shareholder intends to present for action at the 2003 Annual Meeting of Shareholders, currently scheduled for January 29, 2003, must be received by the Company no later than September 11, 2002 in order for the proposal to be included in the proxy statement and form of proxy for the 2003 Annual Meeting of Shareholders. In addition, if the Company receives notice of a shareholder proposal after November 25, 2002, such proposal will be considered untimely and the persons named in the proxy statement and form of proxy for the 2003 Annual Meeting of Shareholders will have discretionary authority to vote on such proposal without discussion of the matter in the proxy statement and without such proposal appearing as a separate item on the proxy card. Any shareholder proposal should be sent to Secretary, Oakwood Homes Corporation, P.
O. Box 27081, Greensboro, North Carolina 27425-7081.

                            OAKWOOD HOMES CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                    PROMPTLY USING THE ENCLOSED ENVELOPE TO:

                            OAKWOOD HOMES CORPORATION
                          C/O FIRST UNION NATIONAL BANK
                                PROXY TABULATION
                                 P.O. BOX 217950
                            CHARLOTTE, NC 18254-3555


                              FOLD AND DETACH HERE


                            OAKWOOD HOMES CORPORATION
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 30, 2002

       The undersigned hereby appoints MYLES E. STANDISH and ROBERT A. SMITH, and each or either of them proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the Common Stock of the undersigned in Oakwood Homes Corporation at the Annual Meeting of Shareholders to be held January 30, 2002, and at any adjournment thereof.

       This proxy will be voted FOR the election of the nominee as director and FOR item 2 unless otherwise specified. The Board of Directors recommends voting FOR each item. All proposals are submitted by Oakwood Homes Corporation.

1.     ELECTION OF DIRECTOR: Nominee is Sabin C. Streeter.

       [ ]  FOR the nominee                  [ ]  WITHHOLD AUTHORITY
                                                  to vote for the nominee



2. RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

       [ ]  FOR             [ ]  AGAINST           [ ]  ABSTAIN



                   (Continued and to be signed on the reverse)

                            OAKWOOD HOMES CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                    PROMPTLY USING THE ENCLOSED ENVELOPE TO:

                            OAKWOOD HOMES CORPORATION
                          C/O FIRST UNION NATIONAL BANK
                                PROXY TABULATION
                                 P.O. BOX 217950
                            CHARLOTTE, NC 18254-3555


                              FOLD AND DETACH HERE


       In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

       Receipt of the Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged. This proxy will be voted as specified herein, and, unless otherwise directed, will be voted FOR the election of the nominee and FOR item 2.

       Please date, sign exactly as printed below and return promptly in the enclosed postage-paid envelope.

                                       Dated:                            , 2002.
                                             ----------------------------

                                       -----------------------------------------

                                       -----------------------------------------

                                       (When signing as attorney, executor,
                                       administrator, trustee, guardian, etc.,
                                       give title as such. If a joint account,
                                       each joint owner should sign personally.)